Exhibit 99.1

Dollar Tree Reports Fourth Quarter 2009 Sales of $1.56 Billion
Record Annual Sales of $5.23 Billion for Fiscal 2009

CHESAPEAKE, Va. – February 4, 2010 – Dollar Tree, Inc. (NASDAQ: DLTR), the nation’s leading operator of discount variety stores selling everything for $1 or less, reported consolidated net sales of $1.56 billion for the quarter ended January 30, 2010 (“fourth quarter”), the highest quarterly sales in the Company’s history.  Net sales increased 12.4% compared to the $1.39 billion reported for the quarter ended January 31, 2009.  Comparable-store sales for the fourth quarter increased 6.6%.

“Our sales momentum continued in the fourth quarter,” said Bob Sasser, President and CEO.  “Our Christmas business was better than ever and sales remained strong through the end of the quarter, as our stores executed a quick transition to ‘Game Day’ and Valentine’s Day.  The increase in comparable-store sales for the quarter was driven principally by continued growth in traffic.  Average ticket also increased in the fourth quarter.”

For the full year 2009, net sales were a record $5.23 billion, a 12.6% increase compared to the $4.64 billion reported last year.  Comparable-store sales increased 7.2% for the full year 2009.  Dollar Tree sales have increased every year since the Company became public in 1995.

The Company will provide more detailed information about its fourth quarter operating results and insights into its plans for 2010, during its upcoming earnings conference call scheduled for Wednesday, February 24, 2010, 9:00 am EST.  The telephone number for the call is 888-819-8015.  A recorded version of the call will be available until midnight Wednesday, March 3, and may be accessed by dialing 888-203-1112, and the pass code is 1696485.  International callers may dial 719-457-0820 and the pass code is 1696485.  A webcast of the call will be accessible through Dollar Tree’s website, www.dollartreeinfo.com/investors/news/events.

Dollar Tree, a Fortune 500 Company, operated 3,806 stores in 48 states as of January 30, 2010, compared to a total of 3,591 in 48 states a year ago.  During the fourth quarter, the Company opened 7 stores, closed 4 stores, and expanded or relocated 1 store.  For the year, the Company opened 240 stores, closed 25 stores and expanded or relocated 75 stores.  The Company’s retail selling square footage totaled approximately 32.3 million at January 30, 2010, a 6.6% increase compared to a year ago.  The Company also operates a coast-to-coast logistics network of nine distribution centers.  To learn more about the Company, visit www.Dollartree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  This press release contains "forward -looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward - looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed March 26, 2009 and our Quarterly Report on Form 10-Q filed November 24, 2009.  In light of these risks and uncertainties, the future events, developments or results described by our forward - looking statements in our documents could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward - looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid
Vice President, Investor Relations
757-321-5284
www.DollarTree.com

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